Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent, in the Prospectus and the Statement of Additional Information for USCF Energy Commodity Strategy Absolute Return Fund (“USE”) (the “Fund”), to the reference to our Firm as the “independent registered public accounting firm” for the Trust and the Fund.

Denver, Colorado

April 24, 2023